Exhibit 99.1

Collegium Reports 2015 Financial Results and Provides Corporate Update

CANTON, Mass., March 15, 2016 (GLOBE NEWSWIRE) — Collegium Pharmaceutical, Inc. (Nasdaq: COLL) today reported its 2015 financial results and provided a corporate update.

“Over the last few months, we made significant progress to advance Xtampza™ ER closer to market launch upon final FDA approval,” stated Michael Heffernan, Collegium’s CEO. “We are very pleased to have recently resolved the Purdue patent litigation that has delayed the potential final approval of Xtampza. As we continue to work with the FDA to obtain final approval, we will finalize our marketing plans and complete the hiring and training of our sales organization, as we prepare for a late second quarter launch. Additionally, the successful completion of a public offering in January 2016 provides us with substantial additional resources to launch Xtampza and to advance the development our hydrocodone DETERx® product candidate.”

Corporate Update

Commercial Organization

Collegium’s commercial team continues to build the infrastructure required to support the launch of Xtampza ER, pending final approval by the FDA.  Collegium’s commercial leadership team is in place and we recently completed the hiring of our Regional Sales Managers, the majority of which have significant experience in the pain market. Collegium is actively recruiting and hiring sales representatives to support the commercial launch.

Financing

On January 13, 2016, Collegium closed a public offering of 2,750,000 shares of its common stock which generated net proceeds of approximately $51.7 million, after deduction of underwriting discounts and commissions but before deducting other offering expenses.

Litigation Update

On February 11, 2016, the District Court of Massachusetts issued an order for final judgment in favor of Collegium and against plaintiffs Purdue Pharma L.P., The P.F. Laboratories, Inc., Purdue Pharmaceuticals L.P., and Rhodes Technologies. The judgment relates to Purdue’s three Orange Book-listed patents asserted against Collegium that were the cause of the 30 month stay imposed on our New Drug Application for Xtampza.

FDA Approval

On November 6, 2015, the FDA granted tentative approval to the Xtampza ER NDA for the management of pain severe enough to require daily, around-the-clock, long-term opioid treatment and for which alternative treatment options are inadequate.  With a tentative approval, the FDA determined that Xtampza ER met the required quality, safety and efficacy standards for approval but was subject, at that time, to an automatic stay of up to 30 months as result of patent litigation filed by Purdue.

As a result of the District Court of Massachusetts’ action to dismiss the patent infringement lawsuit that invoked the 30 month stay, Collegium has submitted a request for final approval of the Xtampza NDA to the FDA.

Publications

Pain Medicine — In December 2015, we announced the publication of a intranasal human abuse potential of Xtampza titled, “A Randomized, Double-Blind, Double-Dummy Study to Evaluate the Intranasal Human Abuse Potential and Pharmacokinetics of a Novel Extended-Release Abuse-Deterrent Formulation of Oxycodone” in the peer-reviewed medical journal, Pain Medicine.

Full Year 2015 Financial Results

As of December 31, 2015, Collegium had cash and cash equivalents of $95.7 million compared to $1.6 million as of December 31, 2014.  During 2015, cash and cash equivalents increased significantly due to the $44.8 million net proceeds from issuance of our Series D convertible redeemable preferred stock in March 2015 and $72.0 million in net proceeds from our IPO in May 2015.

Net loss for the year ended December 31, 2015 (the “2015 Period”) was $27.3 million, or $1.48 per share, as compared to a net loss of $17.9 million, or $22.72 per share, for the year ended December 31, 2014 (the “2014 Period”).  Net loss includes stock-based compensation expense of $2.2 million and $22,000 for the 2015 Period and 2014 Period, respectively.

Research and development expenses were $8.0 million for the 2015 Period compared to $15.0 million for the 2014 Period.  The $7.0 million decrease was primarily related to a decrease in clinical trial costs of $9.9 million due to the completion of clinical trials for Xtampza during the 2014 Period, which was partially offset by an increase in consulting costs of $1.0 million mainly due to costs associated with the FDA Advisory Committee meeting, an increase in manufacturing costs related to Xtampza of $1.0 million and an increase in personnel related costs of $673,000.

General and administrative expenses were $18.9 million for the 2015 Period compared to $2.7 million for the 2014 Period.  The $16.2 million increase was primarily related to:

an increase in commercial costs of $6.4 million primarily due to consultant costs related to analytics and strategies for commercialization of Xtampza, an increase in personnel related costs of $6.0 million primarily due to increases in headcount, an increase in professional fees of $1.9 million primarily due to audit and legal fees, including litigation, and an increase in insurance costs of $779,000 due to directors’ and officers’ insurance.

There were 20,739,351 common shares outstanding as of December 31, 2015.

Financial Outlook

Based on our current operating plans, Collegium expects that its existing cash resources, along with the net proceeds of its January 2016 follow-on offering, will fund its operations into 2018.

Conference Call Information

The Company will host a conference call and live audio webcast on Tuesday, March 15, 2016 at 7:30 a.m. ET.  To access the conference call, please dial (866)864-3220 (U.S.) or (704)908-0478 (International).  An audio webcast will be accessible from the Investor Relations section of the Company’s website: http://www.collegiumpharma.com/.  An archived webcast will be available on the Company’s website approximately two hours after the event.

About Collegium Pharmaceutical, Inc.

Collegium is a specialty pharmaceutical company focused on developing a portfolio of products that incorporate its patent-protected DETERx® technology platform for the treatment of chronic pain and other diseases. The DETERx oral drug delivery technology is designed to provide extended-release delivery, unique abuse-deterrent properties, and flexible dose administration options.

About Xtampza™ ER

Collegium’s lead product candidate, Xtampza ER, is an abuse-deterrent, extended-release, oral formulation of oxycodone, in development for the management of pain severe enough to require daily, around-the-clock, long-term opioid treatment and for which alternative treatment options are inadequate. Collegium developed Xtampza using its proprietary DETERx technology platform to address common methods of abuse, including chewing, crushing and/or dissolving, and then taking it orally or snorting or injecting.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. We may, in some cases, use terms such as “predicts,” “believes,” “potential,” “proposed,” “continue,” “estimates,” “anticipates,” “expects,” “plans,” “intends,” “may,” “could,” “might,” “will,” “should” or other words that convey uncertainty of future events or outcomes to identify these forward-looking statements. Such statements are subject to numerous important factors, risks and uncertainties that may cause actual events or results to differ materially from the company’s current expectations. For example, there can be no guarantee that we will obtain final approval for Xtampza ER or any of our other product candidates from the FDA or foreign regulatory authorities; even if Xtampza ER obtains final approval, we may not be able to obtain the label claims that we are seeking from the FDA. Management’s expectations and, therefore, any forward-looking statements in this press release could also be affected by risks and uncertainties relating to a number of other factors, including the following: our ability to commercialize our product candidates; the existence of any patent infringement or similar litigation relating to any of our products or product candidates, and costs and delays associated with such litigation; the size and growth potential of the markets for our product candidates, and our ability to service those markets; our ability to develop sales and marketing capabilities, whether alone or with potential future collaborators; the rate and degree of market acceptance of our product candidates; the success, cost and timing of our product development activities, studies and clinical trials; the success of competing products that are or become available; and our expectations regarding our ability to obtain and adequately maintain sufficient intellectual property protection for our product candidates. These and other risks are described under the heading “Risk Factors” in the registration statement on Form S-1 (commission file number 333-208641), which was declared effective by the Securities and Exchange Commission (“SEC”) on January 7, 2016, and those risks described from time to time in other reports which we file with the SEC. Any forward-looking statements that we make in this press release speak only as of the date of this press release. We assume no obligation to update our forward-looking statements whether as a result of new information, future events or otherwise, after the date of this press release.

Contact:

Douglas Carlson

Vice President, Corporate Development

dcarlson@collegiumpharma.com

Collegium Pharmaceutical, Inc.

Unaudited Selected Consolidated Balance Sheet Information

(in thousands)

	December 31,	December 31,
	2015	2014
Cash and cash equivalents	$95,697	$1,634
Prepaid expenses and other current assets	1,186	2,862
Property and equipment, net	738	514
Restricted cash	97	80
Total assets	$97,718	$5,090

Accounts payable and accrued expenses	$5,765	$4,164
Other liabilities	6,881	13,167
Convertible redeemable preferred stock	—	77,107
Stockholders’ equity (deficit)	85,072	(89,348)
Total liabilities and stockholders’ equity (deficit)	$97,718	$5,090

Collegium Pharmaceutical, Inc.

Unaudited Condensed Consolidated Statements of Operations

(in thousands, except share and per share amounts)

	Three months ended December 31,		Year ended December 31,
	2015	2014	2015	2014
Operating expenses:
Research and development	$1,531	$2,307	$7,975	$14,959
General and administrative	7,905	1,020	18,932	2,706
Total operating expenses	9,436	3,327	26,907	17,665

Loss from operations	(9,436)	(3,327)	(26,907)	(17,665)
Other expense, net	(89)	(142)	(348)	(252)
Net loss	$(9,525)	$(3,469)	$(27,255)	$(17,917)

Net loss per share—basic and diluted	$(0.46)	$(4.50)	$(1.48)	$(22.72)
Weighted-average number of common shares used in net loss per share -basic and diluted	20,558,205	955,957	13,542,282	933,997